Exhibit 99.1

Stillwater Mining Reports 2005 Fourth Quarter and Year-End Results

          BILLINGS, Mont., Feb. 24 /PRNewswire-FirstCall/ -- Stillwater Mining Company (NYSE: SWC) reported today its results for the fourth quarter of 2005 and for the year ended December 31, 2005.

          During 2005, the Company embarked upon long-term changes which, when realized, are expected to transform the way we operate our mines, increase production levels and reduce operating costs.  They include continuing to advance our safety systems, increasing the developed state of both mines, expanding the use of selective mining methods, increasing production levels, and reducing operating costs.

          Highlights of 2005

•	Net loss of $13.9 million as the Company advanced its strategic operating initiatives;

•

Safety performance initiatives continued, resulting in a 20% improvement in frequency rate over 2004.  Despite the improvement, the Company had a fatality in 2005 emphasizing the need for continued effort;

•	Mine production goals were achieved with 554,000 ounces of PGM production;

•	Development and infrastructure expansion at both mines exceeded plan, and included a 29% increase in proven ore reserve tons;

•	56,000 feet of primary development and 748,000 feet of diamond drilling were completed, well ahead of guidance;

•	Selective mining underway with 150 tons per day from captive cut and fill mining realized by year-end;

•	Although behind schedule, the first of the two new 1,800-foot ventilation raises at East Boulder was completed and the second raise is well underway;

•	PGM recycling ounces processed grew by 27%, as projected;

•	Sold an additional 439,000 more ounces of the palladium received in the 2003 Norilsk Nickel transaction to end users, nearly exhausting this inventory;

•	Debt paydown continued and cash balances grew; at year-end cash was approximately equal to debt;

•	Management taking corrective action for accounting control deficiencies identified by Company auditors for 2005 that collectively aggregate into one or more material weaknesses.

          For the fourth quarter of 2005, the Company reported a net loss of $2.9 million or $0.03 per diluted share, on revenue of $133.7 million, compared to net income of $3.4 million for the fourth quarter of 2004 or $0.04 per diluted share, on revenue of $118.1 million.  The weaker 2005 fourth quarter reflected $5.6 million of increased depreciation and amortization expense attributable to the additional capital placed in service during 2005, and a previously disclosed $1.8 million loss on miscellaneous metals.

          For the full year 2005, the Company reported a net loss of $13.9 million, or $0.15 per diluted share, on revenue of $507.5 million, compared to net income of $29.8 million, or $0.33 per diluted share, on revenue of $447.5 million for the year 2004.  The 2005 net loss reflects a $21.7 million increase in non-cash depreciation and amortization expense primarily due to capital development placed in service during 2005, $14.2 million in higher operating costs largely attributable to increased material costs, particularly for fuel and steel, and $7.1 million of lower income due to lower prices realized on sales of palladium from the inventory received in the 2003 Norilsk Nickel transaction.

          Announcing the Company’s results, Stillwater Chairman and Chief Executive Officer, Francis R. McAllister said, “During the fourth quarter and full year of 2005, we continued to generate positive operating cash flow, even as our reported earnings were lower due to, among other things, increases in our non-cash depreciation and amortization expense and lower realized metal prices.  As a result, cash, cash equivalents and highly liquid short-term investments were $135.9 million at December 31, 2005, up from $109.2 million as of December 31, 2004.”

          Mr. McAllister continued, “Recent strengthening in the palladium price suggests the market is now recognizing the growing role of palladium as a primary jewelry metal and that sales from above ground palladium stocks will be reduced in February 2006, when we complete the two year sales program liquidating our palladium inventory received in the 2003 Norilsk Nickel transaction.  Nevertheless, while the recent palladium price increase may be gratifying, Stillwater continues to focus on three key initiatives considered strategic to the Company’s long-term sustainability and growth irrespective of PGM prices:  transforming our mines, marketing palladium, and diversifying operations.”

          ”With respect to transforming our mines, during 2005, we embarked upon long-term changes which, when realized, are expected to change the way we operate our mines, increase production levels and reduce operating costs. They include:

•	Continuing to advance our safety systems,

•	Increasing the developed state of both mines,

•	Expanding the use of selective mining methods,

•	Increasing production levels, and

•	Reducing operating costs.

          These changes were undertaken and progressed well in 2005.  We achieved our production goals during the year, which includes growing our PGM recycling activity 27%, exceeded our development efforts, and increased the contained ounces in our proven ore reserves 33%, while spending less than projected. The transition to selective mining now underway will take 3 to 4 years to fully implement, and will enable our people to access ore reserves cost effectively that we now by-pass and increase our realized ore grades.  This should add to proven ore reserves, increase production, reduce the amount of secondary development associated with bulk mining methods and reduce the longer-term development needed to sustain targeted production levels.”

          “The production opportunity remains over time to gradually expand the Stillwater Mine from the current 1,944 ton per day rate of production to approximately 2,750 tons per day and the East Boulder Mine from the current 1,359 ton per day rate of production to approximately 2,000 tons per day, rates for which their basic infrastructures were designed.  We expect overall costs to be reduced and cost per ounce of production to likewise benefit from this cost reduction as well as from economies of scale as production is increased.”

          “Production at the Stillwater Mine averaged 1,902 tons of ore per day during the fourth quarter and 1,944 tons of ore per day during 2005, a 4% decrease and 2.5% decrease, respectively, from the 1,995 tons of ore per day averaged during 2004.  The rate of ore production at the East Boulder Mine averaged 1,527 tons of ore per day and 1,358 tons of ore per day during the fourth quarter and 2005, respectively, an increase of 15% and 2.5% from the 1,326 tons of ore per day averaged during 2004.  Although six to nine months behind schedule, the first of two new 1,800-foot ventilation raises at East Boulder was completed in 2005 and the second raise is now well underway.”

          “Regarding improvements in the developed state of the mines, during the fourth quarter of 2005 new primary development totaled 8,540 feet at the Stillwater Mine and 3,935 feet at the East Boulder Mine.  These numbers represent 7% and 8% increases, respectively, from the average quarterly advance achieved in 2004 and were well ahead of plan.  Capital spending requirements at the mines will decline in future years following completion of the expanded 2005-2006 development program,” stated Mr. McAllister.

          “The Company has continued to foster an enhanced marketing effort for palladium.  Over the past two years annual worldwide sales of palladium for use as a primary jewelry metal have soared from next to nil to over 1.4 million ounces based upon data provided in the Johnson Matthey interim PGM report for 2005.  This represents about 20% of annual worldwide palladium mine production.  Much of this growth has taken place spontaneously.  As a consequence of such a spontaneous and literally unguided market phenomenon, palladium is at risk of being positioned as a cheap, substitute metal rather than as an attractive jewelry metal in its own right.  Thus, Stillwater has moved from merely reporting on this jewelry phenomenon to taking a role in guiding palladium marketing.  This began with the Company sponsoring a series of technical articles on working with palladium in jewelry to chartering an industry organization for the purpose of positioning palladium appropriately in the jewelry metal market.”

           “The Company also intends to explore reducing its risk profile going forward from essentially a one product, one resource company through diversifying its operations.  While Stillwater is a PGM company and will remain a PGM company, we have not limited our consideration of future growth opportunities to PGMs, given their scarcity.”

          “The Company continues to secure platinum prices in the forward market. At year-end 2005 we had 188,400 ounces, or about half of our anticipated platinum mine production for the period from October of 2005 through June of 2008 hedged, at an overall average price of about $882 per ounce.  The Company has enjoyed the benefit of unusually high platinum prices during the past several quarters, particularly in contrast to the relatively low market prices for palladium over the same period.  The difference in market price between platinum and palladium is now well over $750 per ounce, recently peaking at $797, an unusually wide spread.  The financially settled forward transactions provide a measure of protection to the Company against any significant decline in platinum prices,” stated Mr. McAllister.

          Lastly, Mr. McAllister reported, “For the year 2006, the Company expects PGM mine production to increase about 10% to between 595,000 ounces and 625,000 ounces, with total consolidated cash costs reducing about 5% to be in a range of approximately $300 to $315 per ounce.  Production from the Stillwater Mine is expected to average 2,020 ore tons per day during 2006 as a shift toward more selective mining takes place.  Production from the East Boulder Mine is expected to average approximately 1,470 ore tons per day during the year, and will continue to ramp up after the second ventilation raise is completed.  We expect the Company’s recycling activity in 2006 to grow an additional 25% to process in the range of 250,000 ounces of PGMs.  The Company’s capital expenditures for 2006 are expected to be approximately $107 million as we continue to extend the developed state and infrastructure of both mines.”

          ORE RESERVES

          As of December 31, 2005, Stillwater Mining Company had total proven and probable ore reserves of 42.0 million tons at a grade of 0.57 ounce per ton, containing 24.1 million ounces of palladium and platinum at an in situ metal ratio of 3.5:1, an increase of approximately 220,000 contained ounces from ore reserves at December 31, 2004.  During 2005, the Company replaced ore reserves mined and significantly increased the proven ore reserve tons by 29% and increased contained ounces by 33%.  Proven ore reserve tonnage increased 24.7% at the Stillwater Mine and 35.9% at the East Boulder Mine.  The increase in proven ore reserves at both mines was due to the increased amount of primary development and diamond drilling completed in 2005.  The conversion rate from probable to proven ore reserves increased in 2005, reaching 101% at Stillwater and 110% at East Boulder.

          OPERATING RESULTS

          Fourth Quarter 2005

          During the fourth quarter of 2005, the Company produced a total of 143,000 ounces of palladium and platinum, compared to 153,000 ounces of palladium and platinum in the fourth quarter of 2004.  Fourth quarter PGM production at the East Boulder Mine increased to approximately 49,000 ounces in 2005, compared to 41,000 ounces in the 2004 fourth quarter.  At the Stillwater Mine, fourth quarter production dropped to approximately 94,000 ounces, compared to 112,000 ounces in the same period as last year as the mine focused on expanding the developed state.

          The Company’s realized prices for mine production are bolstered by long-term sales agreements containing floor prices for palladium that currently are above the market price.  To a lesser degree, platinum realizations were constrained by contractual price ceilings and by unfavorable financially settled forward contracts maturing during the quarter.  Net per-ounce realizations for mine production in the 2005 fourth quarter were $361 for palladium and $811 for platinum, compared to $371 and $822, respectively, in the fourth quarter of 2004.  When platinum and palladium sales for the fourth quarter of 2005 are averaged together, the Company’s combined realized price for mine production was $468 per ounce, the same as a year ago.  However, without the palladium price floors and the constraints on platinum prices, the average realization in the fourth quarter of 2005 would have been about $409 per ounce.

          During the fourth quarter of 2005, the Company’s total cost of metals sold was $110.1 million, compared to $91.9 million for the fourth quarter of 2004. Total cash costs per ounce, a non-GAAP measure of production efficiency (discussed in detail in the Company’s 2004 Annual Report on Form 10-K), increased to $331 for the fourth quarter of 2005 from $295 per ounce in the same period in 2004.  In addition to lower production, increased employee benefit and health care costs and escalating prices for certain key raw materials in 2005 contributed to higher total cash costs in 2005.

          Fourth quarter 2005 sales include 49,000 ounces of PGMs from catalyst recycling and 110,000 ounces of palladium delivered out of the inventory received in the 2003 Norilsk Nickel transaction.  At December 31, 2005, the Company had approximately 63,250 ounces of palladium inventory remaining, which will be completely liquidated by the end of the first quarter of 2006. Corresponding sales for the fourth quarter of 2004 were 48,000 ounces of PGMs from recycling and approximately 110,000 ounces from the palladium received in the Norilsk Nickel transaction.

          Full Year

          During 2005, the Company’s mines achieved their production target, producing 554,000 ounces of palladium and platinum, compared to 569,000 ounces of palladium and platinum in 2004.  The overall production decrease reflects the allocation of production resources in 2005 toward further improving the developed state of the mines.  PGM production at the Stillwater Mine decreased 6% to approximately 381,000 ounces in 2005, compared to 405,000 ounces for the same period of 2004.  PGM production at the East Boulder Mine was approximately 173,000 ounces a 5% increase from 2004.  PGM recycling grew by 27% in 2005 with the Company processing 209,000 ounces of PGMs, compared to 2004 activity of recycling 165,000 ounces.

          Realized prices per ounce for mine production in 2005 averaged $356 for palladium and $821 for platinum, compared to $376 and $839, respectively, for the same period of 2004.  When palladium and platinum sales from mine production are averaged together, the Company’s combined net realized price for 2005 was $467 per ounce, about 3%, or $13 per ounce, lower than 2004’s combined realized price.  Palladium realizations benefited from the floor prices included in the Company’s long-term sales contracts and a small portion of the platinum realizations were constrained by ceiling prices in the same contracts.  Net platinum realizations also were constrained by forward contracts during the period.  Without the effect of contractual price floors and ceilings and unfavorable forward contracts, however, the Company’s combined average PGM realization would have been only about $366 per ounce for 2005.

          In 2005, the Company’s total cost of metals sold was $415.4 million, compared to $327.3 million for the same period of 2004, a 27% increase. Approximately $57.3 million of the $88.1 million increase is related to sales of the palladium received in the Norilsk Nickel transaction and associated purchases of platinum and rhodium.  Another $14.4 million relates to increased volumes and higher acquisition cost for recycled PGM materials.  The remainder is largely attributable to higher labor and materials costs at the Company’s operating mines and to the $2.5 million cost of a lower-of-cost-or-market inventory adjustment to reflect a market value of metals lower than cost in inventory at December 31, 2005.  The portion of total cost of metals sold attributable to mine production was $190.2 million for 2005, compared to $173.6 million for the same period of 2004, a 10% increase.  The cost increase was primarily due to the 1.5% increase in ounces sold in 2005, coupled with increased labor and raw materials such as steel and fuel.  Labor costs increased year on year by 10.8%, while total materials and supplies increased 18.6%.

          Total consolidated cash costs per ounce produced, a non-GAAP measure of production efficiency described more fully in the Company’s 2004 Annual Report on Form 10-K, increased $27 or 9% in 2005 to $324 per ounce from $297 per ounce in the same period of 2004.  The increase is primarily due to a decrease in mine production, by higher labor costs, increased employee benefit and health care costs and an escalation in material costs reflecting higher prices paid for certain basic raw materials.

          Sales for 2005 include 126,000 ounces of PGMs from catalyst recycling and approximately 439,000 ounces of palladium delivered out of the inventory received in the 2003 Norilsk Nickel transaction.  Corresponding sales for 2004 were 122,000 ounces of PGMs from recycling and approximately 375,000 ounces from the palladium received in the Norilsk Nickel transaction.

          STILLWATER MINE

          Fourth Quarter 2005

          At the Stillwater Mine, PGM production was 94,000 ounces in the fourth quarter of 2005, compared to 112,000 ounces produced in the fourth quarter of 2004.  During the quarter, a total of 197,000 tons were milled with a combined mill head grade of 0.51 ounce per ton, compared to 219,000 tons with a combined mill head grade of 0.56 ounce per ton in the fourth quarter of 2004. The mining rate during the fourth quarter of 2005 was approximately 1,902 tons of ore per day.    During the fourth quarter of 2005, the total cost of revenues at the Stillwater Mine was $41.5 million, compared to $35.1 million for the fourth quarter of 2004.  Total cash costs per ounce, a non-GAAP measure of production efficiency, increased to $328 for the fourth quarter of 2005 from $271 per ounce in the same period in 2004.  Lower production, as well as, increased employee benefit and health care costs and escalating prices for certain key raw materials in 2005 contributed to higher total cash costs in 2005.

          Full Year

          For 2005, the mine produced 381,000 ounces of platinum and palladium, compared to 405,000 ounces for 2004.  The decrease is primarily as a result of allocating incremental production resources in 2005 toward further primary development.

          For 2005, the total cost of revenues at the Stillwater Mine was $184.1 million, compared to $148.9 million for 2004, the result of a 22% increase in ounces sold in 2005, coupled with increased payroll and burden costs and higher prices for key raw materials, particularly steel and fuel. During 2004 revenues were affected by the 10 days of lost production due to the union strike.

          For 2005, total cash costs per ounce, a non-GAAP measure of production efficiency, were $314, compared to $278 during the same period in 2004.  The increase reflects growth in employee benefit and health care costs and higher prices paid for certain key raw materials in 2005.

          Capital Spending

          During the fourth quarter of 2005 capital expenditures at the mine were $14.5 million, of which $11.5 million was for capitalized mine development. Year-to-date capital spending was $53.1 million of which $46.1 million was spent for capitalized mine development.

          2006

          At the Stillwater Mine, as of December 31, 2005, proven and probable ore reserves totaled 18.1 million tons at a grade of 0.63 ounce per ton, containing 11.5 million ounces of palladium and platinum at an in situ ratio of 3.4 to 1.  The contained ounces of proven ore reserves increased 30.1% as a result of increased development work and diamond drilling completed during the year.

          For 2006, the Company expects the Stillwater Mine to produce approximately 420,000 ounces of palladium and platinum from mining ore at an average rate of approximately 2,020 ore tons per day.  Total cash costs are expected to be approximately $280 per ounce, while capital expenditures are expected to be approximately $58 million.

          EAST BOULDER MINE

          Fourth Quarter 2005

          During the fourth quarter of 2005 the East Boulder Mine produced 49,000 ounces of palladium and platinum in the period, compared to 41,000 ounces in the fourth quarter of 2004.  The mining rate averaged 1,527 tons of ore per day for the quarter, compared to 1,350 ore tons per day for the fourth quarter of 2004.  The East Boulder mill processed a total of 140,500 tons with a mill head grade of 0.40 ounce per ton during the fourth quarter of 2005, compared to 122,000 tons with a mill head grade of 0.38 ounce per ton for the same quarter last year.

          During the fourth quarter of 2005, the total cost of revenues at the East Boulder Mine was $22.8 million, compared to $19.9 million for the fourth quarter of 2004 due to the increase in depreciation and amortization expense as a result of depletion of new capital development placed into service during 2005.

          Total cash costs per ounce, a non-GAAP measure of production efficiency, decreased to $337 in the fourth quarter of 2005, compared to $359 per ounce for the same period in 2004 due to the improved output and grade in 2005.

          Full Year

          For 2005, the East Boulder Mine produced 173,000 ounces of palladium and platinum, an increase of 5% from 2004.  The total cost of revenues at the East Boulder Mine during 2005, was $85 million, compared to $82 million for the same period in 2004 due to a $3.4 million increase in depreciation and amortization expense as a result of depletion of new capital development placed into service during 2005.

          For 2005, total cash costs per ounce, a non-GAAP measure of production efficiency, were $346 slightly higher than the same period in 2004 due to the higher employee benefit and health care costs and higher prices for certain key raw materials in 2005.

          Capital Spending

          During the fourth quarter of 2005, capital expenditures at the mine were $10.4 million, of which $8.5 million was incurred for capitalized mine development.  Year-to-date capital spending is $38.0 million, of which $31.3 million was incurred for capitalized mine development.

          2006

          During 2005, proven and probable ore reserves at the East Boulder Mine increased by 162,000 contained ounces, which is a 41.2% increase in the contained ounces in proven ore reserves.  As of December 31, 2005, the total ore reserves at East Boulder are 23.9 million tons at a grade of 0.53 ounce per ton, containing 12.6 million ounces of palladium and platinum at an in situ ratio of 3.6 to 1.  The proven and probable ore reserve increase is due to the increased underground development and diamond drilling activities during 2005.

          At East Boulder for 2006, the mine is expected to operate at an average rate of 1,470 ore tons per day, and produce about 190,000 ounces of PGMs at an expected total cash cost of approximately $360 per ounce.  Capital expenditures for 2006 are expected to be approximately $39 million.

          FINANCES

          Revenues

          Revenues were $133.7 million for the fourth quarter of 2005 compared to $118.1 million for the fourth quarter of 2004.  The $15.6 million increase was driven by higher metal volumes purchased for resale under contracts.  The Company’s combined average realized PGM price per ounce for mine production was $468 in the fourth quarter of 2005, the same as 2004.

          Sales of 32,000 ounces from PGM recycling provided $24.7 million of added revenue in the fourth quarter, compared to $24.4 million on sales of 40,000 ounces in the same period of 2004.  The sale of 109,700 ounces of palladium received in the 2003 Norilsk Nickel transaction contributed $26.0 million to revenue for the quarter, at an average realized palladium price of approximately $234 per ounce, up from $22.5 million in the fourth quarter of 2004 when the average realized palladium price was $209 per ounce. Additionally, the sale of 9,600 ounces of purchased platinum and rhodium sourced for one of the Company’s contracts added $20 million to 2005 fourth quarter revenues.

          For 2005, revenues increased by 13.4% to $507.5 million, compared to $447.5 million for the same period of 2004.  Revenues from mine production were $264.2 million, compared to $266.7 million for the same period in 2004, a 0.9% decrease.  The quantity of mined metals sold increased slightly to 565,900 ounces in 2005 from 557,400 ounces in the same period of 2004. Offsetting the increase in ounces sold, the Company’s combined average realized PGM price per ounce declined to $467 in 2005, compared to $480 for the same period of 2004, a 3% drop.

          Revenues from PGM recycling were $90.7 million for 2005, compared to $76.4 million for the same period in 2004 primarily due to an increase in the quantity of recycled PGMs sold and to substantially higher market prices for platinum and rhodium.  During 2005, 126,000 ounces of recycled PGMs were sold, compared to 122,000 ounces in the same period of 2004.

          Sales of approximately 439,000 ounces of palladium received in the Norilsk Nickel transaction generated $87.3 million in revenues during 2005, compared to $86.0 million in revenues on approximately 375,400 ounces of palladium sold during the same period of 2004.  The average realized price on these palladium sales was approximately $199 per ounce in 2005, compared to $231 per ounce for the same period in 2004, reflecting the decrease in palladium prices period to period.  Additionally, the resale of 39,000 ounces of purchased platinum and rhodium, which included 13,000 ounces of platinum and 26,000 ounces of rhodium, added $61.6 million to revenues in 2005; during the comparable period of 2004, the Company realized $18.5 million in revenue on sales of approximately 4,200 ounces of platinum and 9,200 ounces of rhodium.

          Cash from Operations

          For fourth quarter of 2005, net cash provided by operating activities was $31.1 million, compared to $36.8 million for the comparable period of 2004. This decrease in cash provided from operating activities between the fourth quarter of 2004 and the fourth quarter of 2005 resulted from lower realized metal prices and slightly lower sales of mine production.

          During 2005, net cash provided by operations was $141.1 million, compared to $136.8 million for the same period of 2004.  The increase in cash provided by operations was primarily due to increased sales in 2005 of palladium inventory received in the Norilsk Nickel transaction.  With the sale of the remaining palladium inventory received in the Norilsk Nickel transaction expected to occur in the first quarter of 2006, revenues and cash flow will be affected in the remainder of 2006 and thereafter.

          Capital Expenditures

          Consolidated capital expenditures totaled $25.3 million in the fourth quarter of 2005, including $20.0 million incurred in connection with capitalized mine development activities, compared to a total of $21.1 million in the same period of 2004, which included $17.0 million of capitalized mine development.

          In 2005, consolidated capital expenditures totaled $92.1 million, of which $77.4 million was incurred in connection with capitalized mine development activities, compared to $76.9 million for the same period of 2004, which included $62.3 million incurred in connection with capitalized mine development activities.

          Debt

          During the fourth quarter of 2005, the Company made $7.4 million in principal payments against the Company’s term debt facility.  In accordance with the terms of the credit facility, the Company is required to remit 25% of the net proceeds from sales of palladium received in the Norilsk Nickel transaction to prepay its term loan facility.  Accordingly, $7.3 million of the long-term debt has been classified as a current liability at December 31, 2005, representing that portion of long-term debt expected to be prepaid under this arrangement during the next three months.

          At December 31, 2005, the Company has $109.4 million outstanding under its term loan facilities bearing interest at approximately 7.69% and $14.1 million in letters of credit issued under the revolving credit facility, posted as collateral in support of the Company’s long-term reclamation obligations.  The outstanding letters of credit reduced the amount available under the revolving credit facility to $25.9 million at December 31, 2005.  The letters of credit carried an annual fee of 2.375% as of December 31, 2005.  The remaining unused portion of the revolving credit facility bears an annual commitment fee of 0.75%.

          Subsequent to year-end 2005, on January 31, 2006, the Company amended the credit facility to reduce the effective interest rate spread on the original $140 million Term Loan by 100 basis points.  A previous provision that required the Company to fix the interest rate on 50% of the outstanding Term Loan balance through December 31, 2007, if and when the underlying three-month LIBOR rate reached 4.50% was also amended, increasing the hedging threshold to 5.50%.  Under the terms of the amendment, the Company would incur a 1% penalty on certain repricing or voluntary prepayment transactions that take place within one year of the amendment date.

          Cash Position

          During 2005, cash, cash equivalents and other highly liquid investments increased by $26.7 million to a total of $135.9 million at December 31, 2005, including $80.3 million of cash and cash equivalents and $55.7 million of investments.

          FINANCIAL CONTROLS

          In reviewing and testing the Company’s internal controls over financial reporting at year-end 2005, the Company’s internal auditors identified several control deficiencies in the Company’s accounting that, in the judgment of management, collectively aggregated to the level of material weakness.  These control issues did not involve any of the Company’s major commercial sales agreements.  Although initial disclosure by the Company in January 2006 indicated that approximately $3 million of miscellaneous metal would be written off in conjunction with these deficiencies, after further review, the Company wrote off $1.8 million at December 31, 2005.

          The Company’s auditors have reviewed these matters and it is expected the Company will be reporting one or more material weaknesses in internal controls over financial reporting in connection with its year-end review in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

          The Company is modifying its contract administration and strengthening accounting processes to remedy these deficiencies.  Additional discussion of the company’s remediation efforts will be included in the forthcoming Annual Report on Form 10-K for 2005.

          METALS MARKET

          During the fourth quarter of 2005, the market price for palladium averaged $239 per ounce, trading in a range between $192 and a high of $295 per ounce, while platinum traded as high as $1,012 per ounce and as low as $914 per ounce and averaged $957 per ounce.

          The palladium price rallied from mid-October to peak at $295 per ounce early in December as the platinum price went above the $1,000 per ounce level. Demand for palladium to be used in jewelry exceeded 2004 levels with the majority of it going to China.

          Stillwater Mining Company will host its fourth quarter and year-end results conference call at approximately 11:00 A.M. Eastern Time on February 24, 2006.  The conference call dial-in number is 888- 428-4471 (US) and 612-332-0634 (International).  The conference call will be simultaneously Web cast on the Internet via the Company’s Web site at www.stillwatermining.com.  To access the conference call on the Company’s Web site go to the Investor Relations Section under Presentations and click on the link to the conference call.  A replay of the conference call will be available and archived on the Company’s Web site.  A telephone replay, will be available from approximately 3:30 p.m. February 24, 2006, dial-in number 800-475-6701 (US) and 320-365-3844 (International), access code 820207, through March 3, 2006 at 11:59 p.m.

          Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia.  The Company’s shares are traded on the New York Stock Exchange under the symbol SWC.  Information on Stillwater Mining can be found at its Web site:  www.stillwatermining.com.

          Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially.  These statements may contain words such as “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates” or similar expressions.  These statements are not guarantees of the Company’s future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation, labor matters and the palladium and platinum market. Additional information regarding factors, which could cause results to differ materially from management’s expectations, is found in the section entitled “Risk Factors” in the Company’s 2004 Annual Report on Form 10-K.  The Company intends that the forward-looking statements contained herein be subject to the above-mentioned statutory safe harbors.  Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

          Ore Reserve, Key Factors Tables and Financial Statements follow.

Stillwater Mining Company

Proven and Probable Ore Reserves*

December 31, 2005	Tons (000)	Oz/Ton Pd + Pt	Contained Ounces (000)	% change in Tons from 2004	% change in Ounces from 2004

Stillwater Mine
Proven Reserves	2,458	0.68	1,664	24.7	30.1
Probable Reserves	15,638	0.63	9,812	-2.9	-3.2
Total Stillwater Mine	18,096	0.63	11,476	0.1	0.5
East Boulder Mine
Proven Reserves	1,665	0.47	788	35.9	41.1
Probable Reserves	22,190	0.53	11,818	-0.5	-0.6
Total East Boulder Mine	23,855	0.53	12,606	1.4	1.3
Total Proven Reserves	4,123	0.59	2,452	29.0	33.4
Total Probable Reserves	37,828	0.57	21,630	-1.5	-1.8
Total Proven and Probable	41,951	0.57	24,082	0.8	0.9

*

In calculating ore reserves at December 31, 2005, the Company has applied the trailing 12-quarter combined average PGM market price of $351 which consists of a palladium price of $211 and platinum price of $812.

Mineralized J-M Reef Material**

December 31, 2005	Tons (000)	Oz/Ton Pd + Pt

Stillwater Mine
Mineralized J-M Reef Material	62,300	0.51
East Boulder Mine
Mineralized J-M- Reef Material	62,900	0.49
Total Mineralized Material	125,200	0.50

**

Mineralized material is defined as a mineralized body which has been delineated by appropriately spaced drilling and/or underground  sampling to support a sufficient tonnage and average grade of metals. Such a deposit does not qualify as a reserve until a comprehensive evaluation based upon unit cost, grade, recoveries, and other material factors conclude legal and economic feasibility.

Stillwater Mining Company
Key Factors (unaudited)
OPERATING AND COST DATA FOR MINE PRODUCTION

	Three months ended December 31,		Twelve months ended December 31,

	2005	2004	2005	2004

Consolidated:
Ounces produced (000)
Palladium	110	118	428	439
Platinum	33	35	126	130
Total	143	153	554	569
Tons milled (000)	316	325	1,206	1,212
Mill head grade (ounce per ton)	0.49	0.51	0.50	0.51
Sub-grade tons milled (000) (1)	22	16	80	58
Sub-grade mill head grade (ounce per ton)	0.14	0.22	0.15	0.22
Total tons milled (000) (1)	338	341	1,286	1,270
Combined mill head grade (ounce per ton)	0.47	0.49	0.48	0.50
Total mill recovery (%)	92	91	91	91
Total operating costs per ounce (Non-GAAP)	$292	$260	$278	$254
Total cash costs per ounce (Non-GAAP) (2), (3)	$331	$295	$324	$297
Total production costs per ounce (Non-GAAP) (2), (3)	$480	$401	$472	$402
Total operating costs per ton milled (Non-GAAP)	$123	$117	$120	$114
Total cash costs per ton milled (Non-GAAP) (2), (3)	$140	$132	$139	$133
Total production costs per ton milled (Non-GAAP) (2), (3)	$203	$180	$203	$180
Stillwater Mine:
Ounces produced (000)
Palladium	72	86	293	311
Platinum	22	26	88	94
Total	94	112	381	405
Tons milled (000)	175	203	710	728
Mill head grade (ounce per ton)	0.56	0.58	0.57	0.59
Sub-grade tons milled (000) (1)	22	16	80	58
Sub-grade mill head grade (ounce per ton)	0.14	0.22	0.15	0.22
Total tons milled (000) (1)	197	219	790	786
Combined mill head grade (ounce per ton)	0.51	0.56	0.53	0.56
Total mill recovery (%)	93	92	92	92
Total operating costs per ounce (Non-GAAP)	$291	$240	$270	$238
Total cash costs per ounce (Non-GAAP) (2), (3)	$328	$271	$314	$278
Total production costs per ounce (Non-GAAP) (2), (3)	$476	$360	$454	$366
Total operating costs per ton milled (Non-GAAP)	$138	$123	$130	$123
Total cash costs per ton milled (Non-GAAP) (2), (3)	$156	$138	$151	$143
Total production costs per ton milled (Non-GAAP) (2), (3)	$226	$184	$219	$189
East Boulder Mine:
Ounces produced (000)
Palladium	38	32	135	128
Platinum	11	9	38	36
Total	49	41	173	164
Tons milled (000)	141	122	496	484
Mill head grade (ounce per ton)	0.40	0.38	0.40	0.39
Sub-grade tons milled (000) (1)	—	—	—	—
Sub-grade mill head grade (ounce per ton)	—	—	—	—
Total tons milled (000) (1)	141	122	496	484
Combined mill head grade (ounce per ton)	0.40	0.38	0.40	0.39
Total mill recovery (%)	89	89	89	88
Total operating costs per ounce (Non-GAAP)	$294	$314	$297	$294
Total cash costs per ounce (Non-GAAP) (2), (3)	$337	$359	$346	$344
Total production costs per ounce (Non-GAAP) (2), (3)	$488	$511	$511	$491
Total operating costs per ton milled (Non-GAAP)	$103	$106	$103	$100
Total cash costs per ton milled (Non-GAAP) (2), (3)	$118	$121	$120	$117
Total production costs per ton milled (Non-GAAP) (2), (3)	$171	$173	$178	$167
SALES AND PRICE DATA
Ounces sold (000)
Mine Production:
Palladium	100	104	431	432
Platinum	31	29	135	125
Total	131	133	566	557
Other PGM activities: (6)
Palladium	130	125	502	418
Platinum	20	26	81	77
Rhodium	9	7	38	21
Total	159	158	621	516
Average realized price per ounce (4) Mine Production:
Palladium	$361	$371	$356	$376
Platinum	$811	$822	$821	$839
Combined (5)	$468	$468	$467	$480
Other PGM activities:
Palladium	$234	$209	$199	$231
Platinum	$910	$833	$876	$817
Rhodium	$2,637	$1,227	$1,861	$1,032
Average market price per ounce (4)
Palladium	$239	$209	$201	$230
Platinum	$957	$848	$897	$846
Combined (5)	$409	$346	$366	$368

(1)	Sub-grade tons milled includes reef waste material only. Total tons milled includes ore tons and sub-grade tons only.

(2)

Total operating costs include costs of mining, processing and administrative expenses at the mine site (including mine site  overhead and credits for metals produced other than palladium and  platinum from mine production).  Total cash costs include total  operating costs plus royalties, insurance and taxes other than income  taxes.  Total production costs include total cash costs plus asset  retirement costs and depreciation and amortization.  Income taxes,  corporate general and administrative expenses, asset impairment  writedowns, gain or loss on disposal of property, plant and  equipment, restructuring costs, and interest income and expense are  not included in total operating costs, total cash costs or total  production costs.  These measures of cost are not defined under U.S.  Generally Accepted Accounting Principles (GAAP).  Please see  “Reconciliation of Non-GAAP Measures to Cost of Revenues” below for  additional detail.

(3)

Operating costs per ton, operating costs per ounce, cash costs per ton, cash costs per ounce, production costs per ton and production costs per ounce are non-GAAP measurements that management uses to monitor and evaluate the efficiency of its mining operations.  Please see “Reconciliation of Non-GAAP Measures to Cost of Revenues” below and the accompanying discussion.

(4)

The Company’s average realized price represents revenues, including the effect of contractual floor and ceiling prices, hedging gains and losses realized on commodity instruments, and contract discounts, all divided by total ounces sold.  Prior period amounts have been adjusted to conform to the current period presentation.  The average market price represents the average monthly London PM Fix for palladium, platinum and combined prices and Johnson Matthey quotation for rhodium prices for the actual months of the period.

(5)	The Company reports a combined average realized and market price of palladium and platinum at the same ratio as ounces that are produced from the refinery.

          Reconciliation of Non-GAAP Measures to Cost of Revenues

          The Company utilizes certain non-GAAP measures as indicators in assessing the performance of its mining and processing operations during any period. Because of the processing time required to complete the extraction of finished PGM products, there are typically lags of one to three months between ore production and sale of the finished product.  Sales in any period include some portion of material mined and processed from prior periods as the revenue recognition process is completed.  Consequently, while cost of revenues (a GAAP measure included in the Company’s Consolidated Statement of Operations and Comprehensive Income/ (Loss)) appropriately reflects the expense associated with the materials sold in any period, the Company has developed certain non-GAAP measures to assess the costs associated with its producing and processing activities in a particular period and to compare those costs between periods.

          While the Company believes that these non-GAAP measures may also be of value to outside readers, both as general indicators of the Company’s mining efficiency from period to period and as insight into how the Company internally measures its operating performance, these non-GAAP measures are not standardized across the mining industry and in most cases will not be directly comparable to similar measures that may be provided by other companies.  These non-GAAP measures are only useful as indicators of relative operational performance in any period, and because they do not take into account the inventory timing differences that are included in cost of revenues, they cannot meaningfully be used to develop measures of earnings or profitability. A reconciliation of these measures to cost of revenues for each period shown is provided as part of the following tables, and a description of each non-GAAP measure is provided below.

          Total Cost of Revenues:  For the Company on a consolidated basis, this measure is equal to consolidated cost of revenues, as reported in the Consolidated Statement of Operations and Comprehensive Income (Loss).  For the Stillwater Mine, East Boulder Mine, and other PGM activities, the Company segregates the expenses within cost of revenues that are directly associated with each of these activities and then allocates the remaining facility costs included in consolidated cost of revenues in proportion to the monthly volumes from each activity.  The resulting total cost of revenues measures for Stillwater Mine, East Boulder Mine and other PGM activities are equal in total to consolidated cost of revenues as reported in the Company’s Consolidated Statement of Operations and Comprehensive Income (Loss).

          Total Production Costs (Non-GAAP):  Calculated as total cost of revenues (for each mine or consolidated) adjusted to exclude gains or losses on asset dispositions, costs and profit from PGM recycling activities, and timing differences resulting from changes in product inventories.  This non-GAAP measure provides a comparative measure of the total costs incurred in association with production and processing activities in a period, and may be compared to prior periods or between the Company’s mines.

          When divided by the total tons milled in the respective period, Total Production Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ton milled in that period.  Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces.  And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely.  Consequently, Total Production Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Production Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

          When divided by the total recoverable PGM ounces from production in the respective period, Total Production Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the cost per ounce produced in that period.  Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period.  Because extracting PGM material is ultimately the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines.  Consequently, Total Production Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Production Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

          Total Cash Costs (Non-GAAP):  This non-GAAP measure is calculated by excluding the depreciation and amortization and asset retirement costs from Total Production Costs (Non-GAAP) for each mine or consolidated.  The Company uses this measure as a comparative indication of the cash costs related to production and processing in any period.

          When divided by the total tons milled in the respective period, Total Cash Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per ton milled in that period.  Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces.  And because ore tons are first weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely.  Consequently, Total Cash Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Cash Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

          When divided by the total recoverable PGM ounces from production in the respective period, Total Cash Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of cash costs incurred per PGM ounce produced in that period.  Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period.  Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines.  Consequently, Total Cash Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Cash Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

          Total Operating Costs (Non-GAAP):  This non-GAAP measure is derived from Total Cash Costs (Non-GAAP) for each mine or consolidated by excluding royalty, tax, and insurance expenses from Total Cash Costs (Non-GAAP). Royalties, taxes, and insurance costs are contractual or governmental obligations outside of the control of the Company’s mining operations, and in the case of royalties and most taxes, are driven more by the level of sales realizations rather than by operating efficiency.  Consequently, Total Operating Costs (Non-GAAP) is a useful indicator of the level of production and processing costs incurred in a period that are under the control of mining operations.

          When divided by the total tons milled in the respective period, Total Operating Cost per Ton Milled (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per ton milled in that period.  Because of variability of ore grade in the Company’s mining operations, production efficiency underground is frequently measured against ore tons produced rather than contained PGM ounces.  And because ore tons are first actually weighed as they are fed into the mill, mill feed is the first point at which production tons are measured precisely.  Consequently, Total Operating Cost per Ton Milled (Non-GAAP) is a general measure of production efficiency, and is affected both by the level of Total Operating Costs (Non-GAAP) and by the volume of tons produced and fed to the mill.

          When divided by the total recoverable PGM ounces from production in the respective period, Total Operating Cost per Ounce (Non-GAAP) -- measured for each mine or consolidated -- provides an indication of the level of controllable cash costs incurred per PGM ounce produced in that period. Recoverable PGM ounces from production are an indication of the amount of PGM product extracted through mining in any period.  Because ultimately extracting PGM material is the objective of mining, the cost per ounce of extracting and processing PGM ounces in a period is a useful measure for comparing extraction efficiency between periods and between the Company’s mines.  Consequently, Total Operating Cost per Ounce (Non-GAAP) in any period is a general measure of extraction efficiency, and is affected by the level of Total Operating Costs (Non-GAAP), by the grade of the ore produced and by the volume of ore produced in the period.

Stillwater Mining Company
Key Factors (continued)(unaudited)
OPERATING AND COST DATA RECONCILIATION
(in thousands, except per ounce and per ton costs)

	Three months ended December 31,		Twelve months ended December 31,

	2005	2004	2005	2004

Consolidated:
Total operating costs	$41,689	$39,801	$154,139	$144,589
Total cash costs	$47,294	$45,136	$179,308	$168,915
Total production costs	$68,568	$61,344	$261,112	$228,940
Divided by total ounces	142	153	554	569
Divided by total tons milled	338	341	1,286	1,270
Total operating cost per ounce	$292	$260	$278	$254
Total cash cost per ounce	$331	$295	$324	$297
Total production cost per ounce	$480	$401	$472	$402
Total operating cost per ton milled	$123	$117	$120	$114
Total cash cost per ton milled	$140	$132	$139	$133
Total production cost per ton milled	$203	$180	$203	$180
Reconciliation to cost of revenues:
Total operating costs	$41,689	$39,801	$154,139	$144,589
Royalties, taxes and other	5,605	5,335	25,169	24,326
Total cash costs	$47,294	$45,136	$179,308	$168,915
Asset retirement costs	154	180	535	457
Depreciation and amortization	19,516	13,955	79,032	57,321
Depreciation and amortization (in inventory)	1,604	2,073	2,182	2,247
Total production costs	$68,568	$61,344	$261,057	$228,940
Change in product inventories	35,986	19,839	141,512	78,260
Costs of recycling activities	23,648	23,120	85,522	71,325
Recycling activities - depreciation	14	13	55	48
Add: Profit from recycling activities	1,453	1,553	6,339	6,105
Loss or (gain) on sale of assets and other costs	21	—	112	—
Total cost of revenues	$129,690	$105,869	$494,597	$384,678
Stillwater Mine:
Total operating costs	$27,216	$26,807	$102,931	$96,381
Total cash costs	$30,703	$30,281	$119,681	$112,463
Total production costs	$44,541	$40,206	$172,938	$148,365
Divided by total ounces	93	112	381	405
Divided by total tons milled	197	219	790	786
Total operating cost per ounce	$291	$240	$270	$238
Total cash cost per ounce	$328	$271	$314	$278
Total production cost per ounce	$476	$360	$454	$366
Total operating cost per ton milled	$138	$123	$130	$123
Total cash cost per ton milled	$156	$138	$151	$143
Total production cost per ton milled	$226	$184	$219	$189
Reconciliation to cost of revenues:
Total operating costs	$27,216	$26,807	$102,931	$96,381
Royalties, taxes and other	3,487	3,474	16,750	16,082
Total cash costs	$30,703	$30,281	$119,681	$112,463
Asset retirement costs	112	79	370	305
Depreciation and amortization	12,426	8,222	52,295	33,955
Depreciation and amortization (in inventory)	1,300	1,624	592	1,642
Total production costs	$44,541	$40,206	$172,938	$148,365
Change in product inventories	(3,981)	(6,198)	6,773	(3,764)
Add: Profit from recycling activities	954	1,118	4,344	4,274
Loss or (gain) on sale of assets and other costs	21	—	81	—
Total cost of revenues	$41,535	$35,126	$184,136	$148,875
East Boulder Mine:
Total operating costs	$14,473	$12,994	$51,208	$48,208
Total cash costs	$16,591	$14,855	$59,627	$56,452
Total production costs	$24,028	$21,138	$88,120	$80,575
Divided by total ounces	49	41	173	164
Divided by total tons milled	141	122	496	484
Total operating cost per ounce	$294	$314	$297	$294
Total cash cost per ounce	$337	$359	$346	$344
Total production cost per ounce	$488	$511	$511	$491
Total operating cost per ton milled	$103	$106	$103	$100
Total cash cost per ton milled	$118	$121	$120	$117
Total production cost per ton milled	$171	$173	$178	$167
Reconciliation to cost of revenues:
Total operating costs	$14,473	$12,994	$51,208	$48,208
Royalties, taxes and other	2,118	1,861	8,419	8,244
Total cash costs	$16,591	$14,855	$59,627	$56,452
Asset retirement costs	43	101	165	152
Depreciation and amortization	7,090	5,733	26,737	23,366
Depreciation and amortization (in inventory)	304	449	1,591	605
Total production costs	$24,028	$21,138	$88,120	$80,575
Change in product inventories	(1,735)	(1,627)	(4,967)	(379)
Add: Profit from recycling activities	498	435	1,995	1,831
Loss or (gain) on sale of assets and other costs	—	—	—	—
Total cost of revenues	$22,791	$19,946	$85,148	$82,027
Other PGM activities
Reconciliation to cost of revenues:
Change in product inventories	$41,702	$27,664	$139,705	$82,402
Recycling activities - depreciation	14	13	55	48
Costs of recycling activities	23,648	23,120	85,522	71,325
Loss or (gain) on sale of assets and other costs	—	—	31	—
Total cost of revenues	$65,364	$50,797	$225,313	$153,775

Stillwater Mining Company
Consolidated Statements of Operations and Comprehensive Income
(in thousands, except per share data)

	Three months ended December 31,		Twelve months ended December 31,

	2005	2004	2005	2004

REVENUES
Mine production	$61,177	$62,002	$264,206	$266,684
PGM Recycling	24,712	24,378	90,695	76,388
Sales of palladium received in Norilsk Nickel transaction and other	47,787	31,682	152,561	104,455
Total revenues	133,676	118,062	507,462	447,527
COSTS AND EXPENSES
Cost of metals sold:
Mine Production	44,788	41,118	190,171	173,571
PGM Recycling	23,648	23,120	85,522	71,326
Sales of palladium received in Norilsk Nickel transaction and other	41,702	27,664	139,705	82,402
Total costs of metals sold	110,138	91,902	415,398	327,299
Depreciation and amortization:
Mine Production	19,516	13,954	79,032	57,321
PGM Recycling	14	13	55	48
Total depreciation and amortization	19,530	13,967	79,087	57,369
Total costs of revenues	129,668	105,869	494,485	384,668
General and administrative	5,667	5,415	20,464	19,739
Loss on disposal of property, plant and equipment	22	1,698	112	3,640
Restructuring costs (credits), net	—	—	(243)	—
Total costs and expenses	135,357	112,982	514,818	408,047
OPERATING INCOME (LOSS)	(1,681)	5,080	(7,356)	39,480
OTHER INCOME (EXPENSE)
Interest income	1,761	1,058	5,228	2,218
Interest expense	(3,015)	(2,755)	(11,733)	(17,892)
INCOME (LOSS) BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES	(2,935)	3,383	(13,861)	23,806
Income tax benefit (provision) before provision for valuation allowance and reduction of deferred tax assets	—	—	(13)	(3)
Provision for valuation allowance for net deferred tax assets	—	—	—	—
Reduction of deferred tax asset for net operating loss carry forwards resulting from ownership change	—	—	—	—
Total income tax benefit (provision)	—	—	(13)	(3)
INCOME (LOSS) BEFORE CUMULATIVE EFFECT OF ACCOUNTING CHANGES	(2,935)	3,383	(13,874)	23,803
CUMULATIVE EFFECT OF ACCOUNTING CHANGES	—	—	—	6,035
NET INCOME (LOSS)	(2,935)	3,383	(13,874)	29,838
Other comprehensive income (loss), net of tax	(1,300)	(1,956)	(12,437)	(4,145)
COMPREHENSIVE INCOME (LOSS)	$(4,235)	$1,427	$(26,311)	$25,693
Pro-forma amounts assuming the new amortization is applied retroactively:
NET INCOME (LOSS)				$23,803
BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
Income (loss) before cumulative effect of accounting changes	$(2,935)	$3,383	$(13,874)	$23,803
Cumulative effect of accounting changes	—	—	—	6,035
Net income (loss)	$(2,935)	$3,383	$(13,874)	$29,838
Weighted Average Common Shares Outstanding
Basic	90,926	90,384	90,702	90,180
Diluted	90,926	90,847	90,702	90,540
Basic Earnings (Loss) Per Share
Income (loss) before cumulative effect of accounting changes	$(0.03)	$0.04	$(0.15)	$0.26
Cumulative effect of accounting changes	—	—	—	0.07
Net income (loss)	$(0.03)	$0.04	$(0.15)	$0.33
Diluted Earnings (Loss) Per Share
Income (loss) before cumulative effect of accounting changes	$(0.03)	$0.04	$(0.15)	$0.26
Cumulative effect of accounting changes	—	—	—	0.07
Net income (loss)	$(0.03)	$0.04	$(0.15)	$0.33
Pro-forma amounts assuming the new amortization method is applied retroactively:
Basic earnings (loss) per share
Net income (loss)				$0.26
Diluted earning (loss) per share
Net income (loss)				$0.26

Stillwater Mining Company
Consolidated Balance Sheets(unaudited)
(in thousands, except share and per share amounts)

	December 31, 2005	December 31, 2004

ASSETS
CURRENT ASSETS
Cash and cash equivalents	$80,260	$96,052
Restricted cash	2,685	2,650
Investments, at fair value	55,668	13,150
Inventories	86,634	159,942
Accounts receivable	27,287	18,186
Deferred income taxes	5,313	6,247
Other current assets	11,064	7,428
Total current assets	268,911	303,655
Property, plant and equipment, net	445,199	434,924
Other noncurrent assets	7,347	6,139
Total assets	$721,457	$744,718
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$14,407	$15,029
Accrued payroll and benefits	17,878	13,395
Property, production and franchise taxes payable	9,542	9,183
Current portion of long-term debt and capital lease obligations	1,776	1,986
Portion of debt repayable upon liquidation of finished palladium in inventory	7,324	19,076
Fair value of short-term derivative instruments	13,284	3,918
Accrued restructuring costs	—	577
Other current liabilities	4,953	3,027
Total current liabilities	69,164	66,191
Long-term debt and capital lease obligations	132,307	143,028
Fair value of long-term derivative instruments	4,318	1,047
Deferred income taxes	5,313	6,247
Other noncurrent liabilities	16,888	15,476
Total liabilities	227,990	231,989
Commitments and Contingencies
STOCKHOLDERS’ EQUITY
Preferred stock, $0.01 par value, 1,000,000 shares authorized, none issued	—	—
Common stock, $0.01 par value, 200,000,000 shares authorized; 90,992,045 and 90,433,665 shares issued and outstanding	910	904
Paid-in capital	611,097	604,177
Accumulated deficit	(97,792)	(83,918)
Accumulated other comprehensive income	(17,402)	(4,965)
Deferred Compensation - Rabbi Trust	(77)	—
Unearned compensation - restricted stock awards	(3,269)	(3,469)
Total stockholders’ equity	493,467	512,729
Total liabilities and stockholders’ equity	$721,457	$744,718

Stillwater Mining Company
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three months ended December 31,		Twelve months ended December 31,

	2005	2004	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(2,935)	$3,383	$(13,874)	$29,838
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,530	13,967	79,087	57,369
LCM Inventory adjustment	1,039	—	2,466	—
Cumulative effect of accounting change	—	—	—	(6,035)
Restructuring costs (credits), net	—	—	(243)	—
Cash paid on accrued restructuring costs	4	(46)	(334)	(103)
Loss on disposal of property, plant and equipment	21	1,698	112	3,640
Stock issued under employee benefit plans	1,244	1,078	4,715	3,934
Amortization of debt issuance costs	157	155	621	4,857
Share based compensation	630	385	2,371	1,071
Changes in operating assets and liabilities:
Inventories	7,257	11,413	73,024	50,825
Accounts receivable	(1,555)	335	(9,101)	(14,409)
Accounts payable	(886)	2,521	(622)	5,248
Restricted cash	—	—	(35)	—
Other	6,534	1,878	2,947	605
NET CASH PROVIDED BY OPERATING ACTIVITIES	31,040	36,767	141,134	136,840
CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(25,288)	(20,943)	(92,074)	(76,739)
Proceeds from disposal of property, plant and equipment	38	24	129	238
Purchases of investments	(46,525)	(15,550)	(98,419)	(40,650)
Proceeds from sale and maturites of investments	20,282	27,650	56,103	39,350
NET CASH USED IN INVESTING ACTIVITIES	(51,493)	(8,819)	(134,261)	(77,801)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	—	—	—	140,000
Payments on long-term debt and capital lease obligations	(7,363)	(8,337)	(22,683)	(137,544)
Issuance of common stock, net of stock issue costs	16	1	40	2,734
Payments for debt issuance costs	—	—	(22)	(3,838)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(7,347)	(8,336)	(22,665)	1,352
CASH AND CASH EQUIVALENTS
Net increase	(27,800)	19,612	(15,792)	60,391
Balance at beginning of period	108,060	76,440	96,052	35,661
BALANCE AT END OF YEAR	$80,260	$96,052	$80,260	$96,052

SOURCE  Stillwater Mining Company
           -0-                                                                      02/24/2006
           /CONTACT:  John W. Pearson of Stillwater Mining Company, +1-406-373-8742 /
           /Web site:  http://www.stillwatermining.com/
           (SWC)